Exhibit 99.1

U.S. Gold Corp. Announces Updated Copper King Economics Showing NPV of $321.6 Million and IRR of 52%

- Internal Update done at $1600 Gold and $2.80 Copper

ELKO, NV, March 24, 2020 – U.S. Gold Corp. (NASDAQ: USAU) today is pleased to announce that it has internally updated the economics of the Copper King deposit to reflect the recent rise in gold prices. Mine Development Associates’ (MDA) Preliminary Economic Assessment (PEA), dated December 5, 2017 which was based upon $1275 gold and $2.80 copper prices.

Gold prices have risen substantially since the Copper King PEA was published. U.S. Gold Corp. used $1600 gold and $2.80 copper for its internally updated economic calculation, which was completed in early March, 2020. Highlights of the updated internal calculations show:

Investment Highlights based on PEA

●	At $1600 gold and $2.80 copper, based on preliminary data, Copper King is projected to generate Pre-Tax Cash Flow of $510.54 million

●	The Net Present Value (NPV), based on preliminary data, at a 5% discount rate, is projected to be $321.60 million

●	The Pre-Tax Internal Rate of Return (IRR) based on preliminary data, is projected to be 52%

●	At $1600 gold, Copper King deposit economics are 80% gold and 20% copper

The updated internal analysis can be viewed at:

https://www.usgoldcorp.gold/properties/copper-king/pea-highlights/1600-update

Mr. Timothy Janke, U.S. Gold Corp. Director states, “The Copper King deposit is a project of merit. With gold recently above the $1600 level, we thought it appropriate to review what the updated potential Copper King economics look like at $1600 gold and $2.80 copper. We modified the PEA cash flow model to reflect metal prices for the above listed economic results. We did not change the economic resource from the PEA which was based on $1250 Au and $2.25 Cu. At $1600 Au, the ore tonnage increases from 133Mt to 170Mt. The contained gold equivalent ounces increase from 1.30 million to 1.48 million. With my experience as a mine engineer, I believe the resource increase at $1600 Au easily allows a doubling of the proposed PEA processing rate; from 10,000 tons per day to 20,000 tons per day, while still maintaining an 11-year project mine life. We also believe this could be likely extended through additional exploration, as the deposit is still open for further growth at depth, to the south-east and west. CAPEX is estimated to increase by approximately 60% from the original PEA figure for the doubling of throughput.”

Mr. Edward Karr, President & CEO states, “The Copper King project gives our shareholders tremendous leverage to a rising gold price. We are very excited with these internal updates. When we put this internal analysis together a few weeks ago, gold was nicely above $1600. Now with the recent global volatility, gold has sold off sharply and is back below $1500. Although it has still been an extremely challenging time for many junior exploration and development companies, U.S. Gold Corp. shareholders can know we have a very valuable asset in Copper King. All of us believe the Company’s market price is substantially undervalued at today’s level. We are currently looking at various proposals to move the Copper King project to a Pre-Feasibility Study (PFS) level and will keep the market updated. With a projected annualized Internal Rate of Return (IRR) of 52% at $1600 gold, many institutions have expressed an interest in future project finance. We believe the current zero interest rate environment will be with us for some time and global investors will be looking to deploy capital in projects such as Copper King that can offer potential considerable annualized returns.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

Cautionary Note to U.S. Investors Concerning Mineral Resources

We may use certain terms such as “measured,” “indicated,” or “inferred” mineral resources, which are defined in Canadian Institute of Metallurgy guidelines, the guidelines widely followed to comply with Canadian National Instrument 43-101-- Standards of Disclosure for Mineral Projects (“NI 43-101”). We advise U.S. investors that these terms are not recognized by the United States Securities and Exchange Commission (the “SEC”). The estimation of measured and indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves under the SEC’s disclosure rules. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Mineral resources that are not mineral reserves do not have demonstrated economic viability. U.S. investors are cautioned not to assume that measured or indicated mineral resources will be converted into reserves. Inferred mineral resources have a high degree of uncertainty as to their existence and their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource exists, or is economically or legally viable. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of feasibility studies, pre-feasibility studies or other economic studies, except in prescribed cases, such as in a preliminary economic assessment under certain circumstances. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. Note that a preliminary economic assessment is preliminary in nature, and it includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves, and there is no certainty that the preliminary assessment will be realized.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold